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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Liz Bauer                                      Sarah Duisik
Vice President of Investor                     Director-External Communications
Relations                                      AT&T Broadband
CSG Systems, Inc.                              303-858-5431
303-804-4065

                         CSG Systems and AT&T Broadband
                    Agree to Dismiss Demand for Arbitration

ENGLEWOOD, CO. (October 10, 2000)-AT&T Broadband has agreed to dismiss with prejudice its Sept. 27 Demand for Arbitration with CSG Systems, the companies said today.

In connection with the dismissal, the companies agreed to amend the Master Subscriber Management System Agreement between CSG Systems and AT&T Broadband.

Highlights from the amended agreement include:

 .    AT&T Broadband agrees to use its best efforts to convert 90 percent of the
     MediaOne video and high-speed data customers to the CSG platform by Dec. 31, 2001, and the remaining 10 percent by June 30, 2002.

 .    CSG waives its exclusivity rights pertaining to residential wireline telephony.

 .    AT&T Broadband purchases an expanded software license for CSG's call center and workforce automation applications.

"We are pleased to reach a mutually beneficial business arrangement that allows CSG and AT&T Broadband to benefit from the outcome," said Neal Hansen, chairman and chief executive officer of CSG. "AT&T is one of the leaders in the telecommunications industry and we will continue to work diligently in enabling them to maximize their broadband strategy."

"With this agreement and our related discussions with CSG, AT&T Broadband is better positioned to continue achieving its strategic and growth objectives," said Dan Somers, president and chief executive officer, AT&T Broadband. "We view our redefined CSG relationship as a positive for both companies."

About CSG Systems, Inc.

Based in Denver, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS), is the parent company of CSG Systems, Inc., which provides customer care and billing solutions worldwide for the converging communications markets, including cable television,
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direct broadcast satellite, telephony, on-line services and others. The Company offers its clients a full range of processing services, software and support services that automate customer management functions, including billing, sales support and order processing, invoice calculation and production, management reporting and customer analysis for target marketing. CSG Systems, Inc. provides its services to over one-third of the households in the United States.


About AT&T

AT&T Broadband, a business unit of AT&T, is the nation's largest broadband services company, providing television entertainment services to about 16 million customers across the nation. The company also provides advanced services, such as digital cable, high-speed cable Internet services and competitive local phone service. AT&T Corp. (NYSE: T) is the world's leader in telecommunications services and technology.


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